EXHIBIT 99.1

LegacyTexas Financial Group, Inc.
July 19, 2017, at 9:00 AM Eastern

LegacyTexas Financial Group, Inc.
Second Quarter 2017 Earnings Call
July 19, 2017 at 9:00 AM Eastern

CORPORATE PARTICIPANTS
Scott Almy, Executive Vice President, Chief Operations Officer, Chief Risk Officer, General Counsel
Kevin Hanigan, President and Chief Executive Officer
Mays Davenport, Executive Vice President, Chief Financial Officer

PRESENTATION

Operator
Good morning, and welcome to the LegacyTexas Financial Group Second Quarter 2017 Earnings Call and Webcast. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question you may press star then one on your telephone keypad. To withdraw your question, please press star then two. Please note this event is being recorded.

I would now like to turn the conference over to Scott Almy. Please go ahead, sir.

Scott Almy
Thanks. Good morning, everyone, and welcome to the call. Before we get started, I’d like to remind you that this presentation may include forward-looking statements. Those statements are subject to risks and uncertainties that could cause actual and anticipated results to differ. The company undertakes no obligation to publicly revise any forward-looking statement.

At this time, if you are logged into our webcast, please refer to the slide presentation available online including our Safe Harbor statement on slide 2. For those joining by phone, please note that the Safe Harbor statement and presentation are available on our website at LegacyTexasFinancialGroup.com. All comments made during today’s call are subject to that Safe Harbor statement.

I’m joined this morning by LegacyTexas’ President and CEO Kevin Hanigan, and Chief Financial Officer Mays Davenport. After the presentation, we’ll be happy to address questions you may have as time permits.

And with that, I’ll turn it over to Kevin.

Kevin Hanigan
Thanks, Scott. Good morning, and welcome to all of you on the call. You all know the drill, so let’s get right to it. To sum it up, we had a really solid quarter, with record earnings of $27.9 million producing a core and GAAP EPS of $0.60. In terms of key operating metrics, we have returned to more familiar ground with a NIM of 3.77%, and ROA of 3.2%, and an efficiency ratio of just under 45%.

Let’s turn to slide 4. Key highlights here include our number one, deposit market share among all banks in Collin County. As I said earlier, we reported record earnings of $27.9 million, total assets expanded to just under $9 billion, loans held for investment grew a healthy $144 million, and deposits grew right at $183 million. As we expected, our mortgage warehouse business had a very strong quarter. Classified loans declined by $8.9 million in the quarter, and non-performing loans improved by $8.2 million.

Turning to slide 5, I would note our 2.3% linked quarter loan growth, and our linked quarter deposit growth of 2.9%. Importantly, core net income and EPS were both up 20% year-over-year.

Turning to slide 6, our loan portfolio continues to grow as we capture more market share in the great DFW market. Major categories in the loan portfolio include CRE at 44% of the portfolio, C&I including energy, which is 8.1%, represents 33% of our portfolio, and consumer real estate, which is mostly single-family mortgages is 20% of the portfolio.

Our traditional slides on energy covers slides 7, 8, and 9. Our energy portfolio is concentrated in reserve-based loans, with about a 50-50 mix of oil and gas reserves. We have 55 reserve-based borrowers and 3 midstream borrowers, and only $1.7 million in loans to front-end energy services companies. The portfolio is comprised of 44% loans syndicated by others, 45% of the portfolio are direct deals where we’re the only bank, and the remaining 11% are syndications led by us.

Our energy borrowers remain well-hedged particularly on the gas side, with 86% of gas reserves hedged for the remainder of 2017, and all of 2018, and 67% hedged in 2019. On the oil side, 57% of reserves are hedged for 2017 at average prices of $55. And in 2018, 44% is hedged with average prices of $54.

On slide 9, you can see we continue to make progress on reducing our criticized and classified energy loans. Additionally, we have about $100 million of criticized and classified energy loans in various stages of resolution. The final thing to point out in energy is with the late June decline in energy prices, we increased our loan loss reserves in the energy portfolio from 3.4% of the portfolio to 4.5%.

The last slide I will cover before turning the call over to Mays is slide 10, which covers our Houston CRE portfolio. You can see this $468 million portfolio continues to hold up well, with a 63% LTV across the entire portfolio, and a strong 1.57 times debt service coverage ratio. Looking at just the energy corridor, where we have $84 million of exposure, the debt service coverage ratios average a healthy 1.54%.

Let me make one last comment about our company wide CRE portfolio. Since retail is in focus, I want to update you on our retail exposure. In the past we have talked about our portfolio being a third, a third, a third, but between office, multifamily, and retail. At quarter end, our retail exposure represented just 20% of our CRE portfolio. The LTVs on this retail portfolio are a very low 55%, and the debt yield on the portfolio is a very strong 12.3%. By debt yield, we mean the NOI of the various loans divided by the debt.

Our exposures to Big Box stores represent only 18% of the portfolio. We characterize our portfolio as much more geared towards neighborhood services tenants, establishments like barber shops, hair salons, pizza places, liquor stores, karate schools, and nail salons. Perhaps the statistic that helps drive this point home the best is the average lease across the CRE retail portfolio is only 4,965 square feet.

With that, let me turn the call over to Mays.

Mays Davenport
Thanks, Kevin. Turning to page 11, you will see we had another quarter where deposit growth exceeded loan growth, with deposits growing $182.9 million in the second quarter, and $939.8 million or 16.7% year-over-year. If you go back a year and look at our deposit mix at 6/30/16, you will see we have had strong deposit growth while keeping the mix basically the same. We actually had a slight improvement in non-interest bearing deposits, from 22.7% to 23.2%. Our cost of deposits including non-interest-bearing demand deposits increased to 53 basis points in Q2, up from 47 basis points in Q1.

Slide 12 shows the growth in net interest income as a result of organic loan growth, seasonally strong warehouse volumes, and recent Fed rate hikes. Net interest income for the second quarter was $75.7 million. If you exclude the $4.7 million discount on the purchased energy loan in the first quarter, net interest income was $3.9 million higher than linked quarter, and $6.4 million higher than second quarter 2016. Net interest margin was 3.77% compared to 4% linked quarter, and 3.81% for the same quarter last year.

You can see on slide 13 that our efficiency ratio remained very low, at 44.96%. I want to point out that if you exclude a $1.3 million gain on the sale of land in the first quarter, core non-interest income was up $1.5 million or 13.8%, and non-interest expense was down slightly to $39.6 million for the quarter.

Slides 14 and 15 show the slight decrease in non-performing and total classified assets. While not as much as we had hoped, we continue to work through the remaining non-performing energy loans with a focus on resolution as soon as possible.

We had net charge-offs of $1.8 million, and booked a $6.3 million provision for credit losses for Q2 ‘17. Our allowance for loan losses grew to $75.1 million at June 30, 2017, compared to $64.6 million at December 31, 2016. We ended the quarter with the allowance for loan loss equal to 1.26% of total loans held for investment excluding acquired and warehouse purchase program loans. After increasing the specific impairment reserves on energy loans in the process of resolution, the allowance related to energy loans increased to $24.6 million.

Slide 16 shows our capital position at June 30, 2017. Our Basel III Tier 1 common ratio is estimated at 8.9%. We ended the quarter with 8.5% TCE to total assets, and a 9.1% Tier 1 leverage ratio.

Kevin, unless you have something else to add, I say we go and open up the line for questions.

Kevin Hanigan
I agree.

QUESTIONS AND ANSWERS

Operator
Thank you. We will now begin the question-and-answer session. To ask a question you may press star then one on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. If your question has been addressed, you may withdraw from the queue by pressing star then two.

Your first question will be from Brady Gailey of KBW. Please go ahead.

Brady Gailey
Hey, good morning, guys.

Kevin Hanigan
Morning, Brady.

Brady Gailey
So, Kevin, you talked a little bit about energy dipping in June, and you building the energy loan loss reserve. At what price oil do you start to get concerned about your energy book? I mean, does it have to break into the $30s, or at what price point do you start to get nervous?

Kevin Hanigan
Yes, I would say-was I nervous at $42? I began to be nervous at $42. We’re in the various stages of resolution, Brady, on about $100 million worth of criticized and classified credits in the energy space. And I think that dip back from the high $40s down to $42 certainly slowed those resolutions down. I was hopeful maybe we’d get one or two of those across the goal line before the quarter was out. And clearly by the third week in June I was not as optimistic that that might happen, and none of them did get across the goal line.

What I would do is I would characterize the portfolio in two buckets, those that have or are recovering, which is the vast majority. Let’s say, we got 45 clients, it might be 46, it’s about 45 clients. There’s about 40 of them that are recovering just fine. Maybe 41 of them that are recovering just fine, in that they’re back to drilling, they’ve got lots of hedges in place and they’re in a pretty good place. And it would take something less than $40 for an extended period of time for me to get re-worried about that side of the portfolio. Those are the haves, if you will.

The ones I’m worried about, and if there’s risk in this balance sheet today this is where the risk lies in the balance sheet. When one-offs were truly were one-offs. I think we’re going to prove that up, and this quarter being the first quarter we prove that up. But there’s three or four oil and gas deals that just have been struggling for a while, two-and-a-half years now, or some portion of that two-and-a-half years they’ve been struggling. And they’re in fields or in places that have just not attracted private equity. They’re not in the right, sexy oil and gas plays where private equity is running. They’re certainly not in the Permian, the STACK, the SCOOP. One of them is actually in a play that’s become in vogue, which is the Haynesville, and because it’s in the Haynesville that one will probably have some success in getting resolved sooner, rather than later.

It’s those that I’m worried about. So I would put that in terms of the $100 million we’re working on, about $30 million of that’s a criticized loan that is not in bad shape, but I’d like to have it moved off the books or have it restructured where we stay with them, and we’re in the process of doing that. There’s about $70 million though that we’re working on that private equity is not going to come get. And in the case of that $70 million, all of the data on those companies are in data rooms. We’ve convinced them that rather than just trading dollars, which is all they’re doing, and that no private equity is going to show up to recap them, they need to just sell the assets.

So it’s those that I get worried about when oil prices dip, because the resolution of those handful of credits, totaling about $65 million or $70 million of substandard non-accrual energy loans are very price sensitive. So the difference between $47 and $42 is pretty big because it’s another operator who is going to step in there and buy these assets, and they want to hedge them, and they want to take downside off the table, and that’s more difficult to do when spot prices got down to $42. So it slowed things down.

So it’s the have-nots, and it’s not a huge amount of dollars for the company, but that’s where the risk of the balance sheet is. Those I get worried about when prices get low.

Brady Gailey
Okay. All right, that’s helpful. And then on the loan growth front, I know you all talked about growing around $200 million a quarter. You’re a little less than that this quarter, which I know quarter-to-quarter it can be volatile. But is $200 million of loan growth still the right level to think about?

Kevin Hanigan
Let’s say we did $200 million in Q1, and I guess $144 million in Q2, so we’re probably in at 12% roughly annualized loan growth pace for the year. While I think of us as a $200 million kind of quarterly loan growth company, what I really hope happens is that we have the headwinds between now and the end of the year, let’s not just characterize it as all this is going to get resolved in the next 90 days, although I’m hopeful it would, of that $100 million worth of energy deals. And say that’s a $70 million headwind, because one or two of those might get redone to the point where we continue to finance them. And we’re still working through getting out of the healthcare business, which is a remaining-that’s down a bit from $57 million down to $44 million. We’ve got a couple of healthcare deals that are likely to come off the books in Q3.

So between those two things, resolving energy credits which I want to see go away, healthcare coming down, and we’ll get around at some point to talking about the retail side of commercial real estate and our slowdown in that segment, I think we’re looking at, between now and year-end, about $100 million of outsized payoffs on these criticized credits in the healthcare stuff that would make me say today, Brady, that if we were going to do $400 million for the remaining of the year, it’s going to look more like $300 million. So when I put that into my thinking cap I think of us more like probably for this year net of those things, of having those things occur, probably a 12% loan grower for the year, not a 14% loan grower for the year.

Brady Gailey
Okay, great. Thanks, guys.

Operator
The next question will be from Michael Rose of Raymond James. Please go ahead.

Michael Rose
Hi guys, thanks for taking my questions.

Kevin Hanigan
Hi.

Michael Rose
Good morning. Maybe just sticking with credit, you just mentioned healthcare. Where do we stand with that portfolio, what’s remaining? I know it’s only-it’s less than 1% of the portfolio at this point, but did you sell-it looks like might have sold a credit or two this quarter. Where would we expect that balance to look like at the end of the year?

Kevin Hanigan
Yes, so Michael, the portfolio came down by about $13 million. I think it is right at $57 million-between $56 million and $57 million, and now it’s at $44.1 million I think. We did sell a couple of credits, a couple of the syndicated credits. We called the agent back and they bought us out of the credit at par or better, so there was no capital destruction in there. This is not a fire sale. We’re going to work our way out of that portfolio over a period of time, whether that’s between now and the first quarter of next year probably seems about reasonable. We have a couple of deals teed up to be refinanced out of here that I think will happen this quarter. So I wouldn’t be surprised if the portfolio shrinks between $14 million and $20 million further in Q3 of this year. And part of the benefit of that is we still have a pretty nice slug; $4.7 million of our allowance for loan losses is tied up in that $44 million worth of loans.

So we’d recoup some allowance, if you will, as those things pay off. So bottom line, the answer to your question is we’re working our way down rationally and as things come up for renewal in that portfolio; $57 million has become $44 million. Think about $44 million becoming somewhere between-now let’s just call it $30 million by the end of Q3.

Michael Rose
Okay, that’s helpful. And then maybe one for Mays, the margin came in a little bit higher than I was expecting. Obviously we got the rate hike in June. You guys had previously talked a core NIM at least in the mid-370 range. Any updated thoughts given the rate hike, and what’s the kind of push and pull between higher short rates and the flattening of the curve? Thanks.

Mays Davenport
Hi, Mike, I went back and looked, at Q2 ‘16 we’re at 374, Q3 we’re at 372. We’ve seen a little bit of drop in Q4 down to 364 when we had some excess liquidity on the books. Q1 we were at 371, 372 for this quarter on a core basis when you exclude the accretion. So NIM has been real consistent for us. We continue to say we’re not a rate play. So while we did see a little bit of benefit of the rate increase in March, and now we’ve had one in June, I just see it being kind of that same mid-370s. I don’t see anything that’s going to change that. I think as we’ve talked about, we haven’t had any increase to our stated rates on the majority of our deposits. Where you have seen the pressure, and we’ve been able to deal with it, is kind of the incremental growth. And when you’re financing loans at $15 million, $20 million a pop it’s harder to bring in deposits, retail mom-and-pop deposits, at those levels.

So whether it’s the correspondence, whether it’s kind of a friends and family large balance money market account, those we’re having to pay up for a little bit, and that’s where we’re seeing the pressure. But overall I think we’ve done a pretty good job of managing the rate increases. We still continue to say we’re slightly asset-sensitive, more neutral while we did see a little bit of pickup from these rate increases. So I think we’ve done a pretty good in seeing NIM being pretty consistent for Q3.

Kevin Hanigan
Yes, I think, look it wouldn’t be far off in our minds based upon what we know today, 373 is kind of how we feel about the remainder of the year, Michael. Longer term from that, it’s hard to say, if this becomes a flattening yield curve I’d say there’s more downside as we into next year, the 373. If we get some upward slope to the yield curve I think we can hold our own to do slightly better. But we’ll make that call as we go in to 2018, and give some guidance around what we think we’ll be in ‘18 once we have more information. But I think 373 in terms of just a core number for us for the remainder of this year is probably a good number.

Mays Davenport
Yes, I think accretion is pretty much at the point now where we’re just kind of running out the remainder. You’re not going to see much of a change in that 5 basis points from the accretion from acquisition, so that shouldn’t have too much of a change going forward.

Michael Rose
That’s really helpful. And maybe just one more for me, you guys have held non-interest expenses relatively flat for several quarters in a row now despite decent loan growth here. How should we think about your ability to constrain non-interest expense growth as we move forward, you guys I assume, obviously have annual merit increases or hiring people, etc.? Thanks.

Mays Davenport
Actually when you look at the expenses, I think at the last call I said I thought we’d around $40.5 million expenses. I think the biggest thing we had there in the quarter is some IT spend that we expected to happen in the second quarter that has been delayed. And so I think you’ll see that come in third quarter. We also had more deferred salary costs this quarter because of loan production, specifically in a mortgage area that helped to reduce that. So, again, what I said last time, I think we will go over $40 million in expenses assuming that we do have that IT spend that we get around to doing.

Kevin Hanigan
Michael, just add to that, I think, as I looked at the release and read it and read it and read it, the thing that kept jumping at me is over the past year we’ve grown our loans almost $720 million. And our expenses, our non-interest expense is actually down $163,000. That is relatively impressive to be able to do that.

We do have some IT cost in front of us. We’re going through a process of a major upgrade to our treasury management systems and platforms. And that’s the IT expense Mays is referring to here. There’s a little bit of DFAST in there as well. And those things play out over-when you start converting things, it’s a year to 15 month process to get from here to there. So, I think we think of it just a bit over $40 million, maybe $40.5 million in terms of the go-forward number.

Michael Rose
Thanks, guys. Appreciate it.

Operator
The next question will be from Michael Young of SunTrust. Please go ahead.

Michael Young
Hey, good morning.

Kevin Hanigan
Good morning.

Mays Davenport
Good morning, Mike.

Michael Young
I wanted to start, Mays, maybe digging a little deeper on the NIM, just on the cost to deposit side. I know in the past you guys have said you could basically get all of the deposits you wanted around maybe 75 basis points. Is that still the case, or has that kind of moved up in lock step with the recent Fed rate increase? Maybe you could give a little color there.

Mays Davenport
Yes, it’s moved up again for new money. You try to keep kind of lag a little bit for the deposits you brought in last quarter so that it’s not truly at an index type rate that we’re giving folks. So, people that we brought in at 75 we’re able to leave them at least for some period of time, haven’t felt a lot of pressure on that. It’s really that incremental money we’re seeing as having to probably would go up to 1% on that, maybe 90 basis points. I try real hard to give it all. Anything that goes over about 75 basis points has to come through me and I have to approve that.

So I will get a call from a relationship manager saying, hey, he’s had $10 million, $15 million with us, he wants to bring another $5 million, can we go from 75 to one? And I say can we do 90? Can we do 85? How much does he have in non-interest expense? So basis points matter when you talk about the size of deposits we’re talking about. So we do our best to do that.

The one area that we do have a median impact pretty much is the correspondent business that is somewhat of a-not somewhat, it is basically, an index fund because we have a competitor in the market that treats it as an index deposit. So, whenever we have a rate increase, we have to pass along to the correspondent business. We tried last quarter to lag that and it didn’t work very well. We had our bank customers calling us when are you going to increase rates. So this time around, as soon as we got notification that the other bank in town increased rates, we increased them at the same time.

Kevin Hanigan
Yes, that financial institution’s group deposits, it’s probably a $500 million category for us that we have-we tested it once and now we can definitively state it’s 100% beta deposit again.

Michael Young
And I guess just a bigger picture, Kevin, does that change at all your appetite or maybe the scrutiny you might put on the marginal loan just given the funding cost associated with it?

Kevin Hanigan
If there’s a battle that ensues in our-well, we have many battles I guess that ensue in the loan approval process, but rate is certainly one of them. If we talk about something a lot outside of cost containment around here, it is basis points matter and don’t move in quarters, move in basis points. Instead of even 5 basis points, get us 2 more basis points.

So, it does matter on those marginal deals. We’ve walked away from some deals just saying that there’s just not enough return in this deal unless they’re willing to pay us x. So, Mr. Relationship Manager or Mrs. Relationship Manager, you can go back to them tell them this is the right, but if they don’t want to take it, that’s okay, we’ll pass on the loan. Sometimes we come back and we get surprised and they take it. And other times, they kindly let us know that they have other alternatives.

Michael Young
Perfect. And if I can sneak one last one in just on the criticized bucket, there is a little bit of an uptick in the CRE. Could you maybe just talk about what kind of fell into that bucket that you’re just watching a little more closely now?

Kevin Hanigan
Oh, okay, slight dip in occupancy. It’s one of the projects we’re involved in the tenancy has dropped back down. Client feels as though they’re going to get it re-tenanted relatively quickly. So, we just put it on the criticized list which basically means it’s got a potential weakness but not a defined weakness.

Michael Young
Okay, perfect.

Operator
The next question will be from Brad Milsaps of Sandler O’Neill. Please go ahead.

Brad Milsaps
Hey, good morning, guys.

Kevin Hanigan
Good morning, Brad.

Brad Milsaps
Hey, Kevin, obviously you mentioned you had a very nice mortgage quarter. Can you talk about some of the competitive dynamics in that business? Obviously, it looks like the yield went up about 20 basis points, but just kind of curious on turn times and just any pressure from your warehouse customers on rate at this point as this competition heats up.

Kevin Hanigan
No, we haven’t had a single rate-I don’t think with any of our clients in Q2 did we have a single rate discussion. It was more about availability of money because it was a really, really active quarter. If you just-I break it down in terms of the number of files we touched. We touched 35% more files this quarter than we did last quarter. That’s just a ton of files to be touching. And in our case, every time you touch one of those files it’s $46 bucks a fee, so we like the churn in the portfolio.

In terms of turn times, we have been for years pretty consistent at 17 days. And we dropped down in Q1, as you probably remember as I think we’ve talked about subsequently, to 13 days. And I had suggested that that was just because there was so little volume in the system things were moving through really quickly. There were no bottlenecks up in the system. And we thought this quarter would be big. We thought the end of June would be big. The end of June was huge in terms of the single day, 30th of June was huge. And the turn times would extend a little bit. So they extended back, but not all the way to 17 days. The turn times this quarter were 15 days. And I think we probably settled in to a 15- or 16-day market as opposed to a 17-day market, Brad.

The one thing that’s changed outside of just the sheer volume creating a bottleneck is that really big players now have generally gone to a sole source custodian. And they have a party or two on the other end of our warehouse that’s buying the paper at the end of the day once it’s been packaged up in bulk. And they’ve been able to go to two or three sources that consistently with that paper and negotiate deals where they clear out the line twice a month. And you got to be a really big player to do that.

But in terms of our portfolio, there’s about 400 million in our portfolio of 1.5 billion, or 1.4 billion that fits in that category where they are literally clearing out all the paper is being swept out twice a month. And I would expect over time even smaller guys are going to be able to get to that status; that typically is how this works. So I think for the time being, I think we should all be thinking about these portfolios in particular I know ours really well as being a 15-day turnover rather than a 17-day turnover portfolio.

Brad Milsaps
Thanks. That’s helpful. I know last quarter your average loan size was down quite a bit, did you see that rebound as well this quarter?

Mays Davenport
We did, but it didn’t go back to the historical average. The historical average is close to 280. In Q1, it was 235. And in Q2, Brad, it averaged 252,000, was the average loan size amount. FICO score held in the same at about 714. Purchase represented about 70% of our volume and refi was still 30%. So, I think those are the key dynamics that we track and report on to you guys in the portfolio. So I probably don’t have much more to add to it other than what I’ve told you.

Brad Milsaps
Okay, that’s helpful. Thank you, guys.

Kevin Hanigan
Yes. And just one, I said I don’t have much more to add, I always have more to add, right. Just give me a microphone and I’ll talk. The other thing I would say is obviously these quicker turn times holds down average balances to some extent, right, because things are moving out of here pretty quickly. The thing it benefits is the fee income side, which is driven by the number of files you touch. So, if we’re touching lot of files that helps at the fee income line and obviously it was a driver of the improved fee income in Q2 as well.

Operator
And our next question will be from Scott Valentin of Compass Point. Please go ahead. Mr. Valentin, your line is open. You may be muted on your side, sir.

Scott Valentin
Sorry about that, thanks very much. Good morning, and thanks for taking my question.

Kevin Hanigan
Good morning.

Scott Valentin
Just with regard to the other income line, it was negative this quarter, not by much, but just about $600,000 swing I guess from what it has been to the negative $300,000 this quarter. Just wondering if there’s a one-time item in there, what drove that negative other income line item?

Mays Davenport
We had a gain on sale of land in the first quarter that didn’t repeat in the second quarter, so we actually exclude that. We were actually up on non-interest income pretty healthy, with additional debit card income, again mortgage was higher, fee income, and then also we had a good quarter for prepayment penalties. So, some of that muted loan growth that we had, not that 200, but that 144, was a result of some significant CRE prepayments and we had some additional pre-payment penalties in there. So it was really primarily the decrease was related to the fact that we didn’t repeat that gain on sales land.

Scott Valentin
Okay. And then in terms of the mortgage banking, it was higher than we thought. It jumped about $600,000 linked quarter. Do you expect it to continue growing? Is there a push there to do more in the mortgage banking side or more residential loans and selling?

Mays Davenport
Are you talking about the origination business?

Scott Valentin
Yes, I’m sorry; origination, yes.

Mays Davenport
Okay. I mean, we’re at a point where we’re not actually growing the number of lenders that we have in that space, so we’re at around 30 mortgage loan officers spread out throughout our footprint, we’re pretty comfortable with the number of folks we have in the production. Just like warehouse is volatile it’s dependent on seasonality and interest rates, that book of business is going to be very similar, where you’re going to see that either increase or decrease based on the seasonality. But having said that our expectation that Q3 will hold up real strong in the origination business and then you would expect to see Q4 start pulling back a little bit.

Kevin Hanigan
Yes, and as it pertains to warehouse side of the business as we look into Q3, we expect it to be pretty strong. What we’re hearing from our clients, first of all we know that July is going to be strong for all of us because we’re going in with loaded balances from the end of June. So that kind of sets up July as being a good month for earnings off the warehouse. What our clients are telling us is they expect August to be really, really strong, maybe even better than June was, and they don’t see September as being nearly as strong. So I think what that means for all of us warehouse lenders is Q3 is going to be really good. As I think about Q2, we had two really good months; we had May and June were both pretty good, April was not so good.

Here I think we’re set up for a good July because again the bloat of the June month end balances. If our clients are right and August is really strong, you know August will be good and then the early part of September will be good because of the bloat of the August balances. But as May says then I think we have a relatively significant drawback in Q4.

Scott Valentin
So definitely 3Q should be seasonally better than typical?

Kevin Hanigan
My guess is it could be slight, if our clients are correct, it could be slightly better than Q2 was for the warehouse business.

Scott Valentin
Okay, thanks. That’s very helpful. And then in terms of the deposit growth I think you mentioned the financial institution’s group being 100% beta, when you look forward in terms of deposit growth, I think you said there’s a $500 million balance in that group, I mean do you see a lot of growth being driven from that group or are you looking elsewhere to grow deposits?

Kevin Hanigan
We could go out and do that in that business, I don’t think we intend to. That is basically a friends and family Texas bank deal, its bankers we know that we just called up and say hey we’re looking for some deposits. And its Texas-only institutions, I think, I don’t think we have one outside of Texas and they’re mostly friends of the executive team that we’ve called and they placed the money with us.

Mays talked about some of the IT spend and this is around building a way better and best-in-class treasury management platform. Longer term, we need that to drive what we really need in this company. As I think about weaknesses in the company, we need a better treasury management platform to drive non-interest bearing deposits. We’re a much better company at 23% of our total deposit base being non-interest bearing than we were a few years ago when it was 11%, but we will be a much better company when it’s 30% of our deposits. That’s kind of our one of our next term goals, if you will. And in order to accomplish that, we’ve got a little bit of IT spend that Mays referred to, to get us to platform I think that will help drive that number to a better place.

Scott Valentin
Okay. And then just one final question a clarification, so Kevin you mentioned I think loan growth at the back half of the year you gave kind of a 12% annualized growth. Does that excludes the impact of what you see happening in terms of the classified running off and retail running off?

Kevin Hanigan
Yes, look if those don’t run off loan growth will be better, but we’re planning on it running off. As I just kind of-if I think about the quarter and what pleases me and what doesn’t please me, I mean I’m pleased we returned to upper quartile probably upper decile performance in terms of ROA at 132 and efficiency ratio at 45%, just a tip below 45%. I think that puts us near upper decile there. And what irritates me is that we didn’t get enough problem loan resolution done and I want us to be back to upper quartile at least in terms of NPAs to assets, and I’m not going to be pleased until we get there. We’ve spent a lot of time there and I understand that energy set us back a little bit and then we had a one-off that didn’t help any matter in any way, shape or form.

But before I’m going to put a smile on my face, we still have work to do to clean up this $100 million I’m talking about and restore if you will where we think we should be in terms of NPAs to assets. That is job one around here.

Scott Valentin
Thanks very much.

Kevin Hanigan
You bet.

Operator
The next question will be from Brett Rabatin of Piper Jaffray. Please go ahead.

Brett Rabatin
Hi guys, good morning.

Kevin Hanigan
Good morning, Brett.

Brett Rabatin
I wanted to ask, Kevin, you guys will probably be pushing through $10 billion at some point in the back half of next year, and so I just wanted to revisit A, how much that you think that would cost you in the following year and if you might try and restrain the size of the balance sheet to not hit that number next year. And then as you had $9 billion now, are there things that you’re thinking about strategically, are you seeing opportunities that are possibilities M&A wise?

Kevin Hanigan
Yes, let me cover all of that. Yes we’re just a shade under $9 billion at quarter end but I mean if we right-size that taking $0.5 billion out of there for the warehouse by the end of the year and think of it as a $8.5 billion plus whatever loan growth, if we do $344 million in the second half of the year, I think we can avert cross-shy of an M&A deal, I think we can avert crossing it by the end 2018, I think we can push it into 2019 pretty easily.

Would we like to do M&A? Yes, we’d like to do M&A. I’ve always stated and we’ve always stated that we’re not going to do it just to be bigger. We’re going to do it to be better. Things that can make us better deposit rich franchises, deposit rich franchises with a low funding cost, deposit rich franchises with a low funding cost of a fee income business even better. There is institutions in our marketplace that fit that bill. I’ve talked about it; that’s the one I want to buy locally, I mean me and everybody else, they’re not for sale but everybody would like to buy them.

What else would suit us? We said once we got over $8 billion and achieved a 125 ROA and a sub-50% efficiency ratio we’d be willing to look outside of DFW, not outside of Texas, but outside of DFW and the most likely place for us to go would be Houston because I spent half my career there. So, outside of deposit rich franchises, which would be great for us and cure one of the things we need to have cured, launching another platform in another city is not out of the question. The question might be is Houston the place go and is Houston ready. But that would be another growth platform where we could hire old team members of mine from my days in Houston and launch a platform from there. So I wouldn’t rule that out. But the only thing that is off the table is growth for growth sake. It would have to be a platform to grow from or a platform that makes us better.

And in terms of makes us better that is the things I think we’re weak at. I spend my entire day almost every day unless I’m out with customers thinking about the things we should be better at. And that’s a better loan to deposit ratio at a lower funding cost, which means more non-interest bearing deposits so, an institution of that sort works well for us. As I screen us and things that prevent us from being in the top decile across the board, which is where we’d like to be, in terms of financial metrics, the fee income line is another area where we would screen weak for where I want to be. So if somebody who had a nice fee income business and a platform to grow fee income is appealing to us.

The only thing that’s not appealing is just doing a deal for a deal sake. If that’s all we have in front of us, we’ll grow through the $10 billion all by ourselves. We’ve talked about the cost of that over the years as being $7.5 million to refine that. And we have refined it. The pencils are really sharp on this issue. It’s now $7.7 million to go through $10 billion for us. That’s pretax. So after tax, it’s still just right a penny a share, or a dime a share I mean. And it would mute some of our great financial metrics. I think a 130 ROA becomes a 126 ROA if we go through it alone. And a 44% efficiency ratio becomes a 46.5% efficiency ratio. And those aren’t awful. Those are still pretty enviable numbers. And that’s why I would say we’re not afraid to go through it all by ourselves.

Brett Rabatin
Okay, great. Just the other thing I just wanted to go back to and you mentioned Houston, I guess I’m just curious as you think about the retail landscape and you gave great color on your portfolio. And it doesn’t seem like you’ll have any material issues. But in the past, you’ve made commentary around commercial real estate that you’re cautious on, maybe multi-family. Could you just give us your thoughts as you see the risk profile in Texas and what you see as potential loan categories that might be a problem for the banks in the next year or so?

Kevin Hanigan
Yes. This is more broadly categorized, because as most of you know, we don’t play in any A real estate market space. We’re a B and C kind of real estate lender, low LTV real estate lender. Having said that, I think the multi-family market is toppy. I think Houston is already offering some free rents in A multi-family. It’s probably coming soon to a project near us in Dallas in terms of free rents. So I think that’s a space that’s a little toppy.

I think Houston so far in all those asset classes on the A side has come through the high vacancy factors relatively well. It’s not over yet but there still is a lot of vacancy. And I still think maybe 2018 will mark whether there’s any pain in the Houston marketplace in terms of commercial real estate. So, I would still be cautious about Houston in general.

The thing that’s worked for us the best, now I’m getting away from-now I’m getting back to what we do is we have managed our retail exposure down to just 20% of our book, where it was closer to 33% of our book. And most of that’s been replaced by multi-family on the C side. C multi-family has been a really great asset class for us and we’ve done more and more of it.

If you ask me my favorite asset category: refinance, that’s it. They’re not really pretty projects. But the C market, the things that we love about it is it just doesn’t overbuild. Nobody sets out to build a C multi-family project, right? In fact, Cs get torn down. But there is a really big segment of society that can only afford dollar a per square foot rents. And those are the projects we’re financing. So in all the years, and we’ve been financing that stuff for 14 years the way we do it here, and we haven’t had a single past due, criticized loan, or anything in that space, it’s probably been our single best asset class. And we’re going to continue to do C multi-family. It’s a really great space to play in.

Brett Rabatin
Okay, great. I appreciate all the color.

Operator
The next question will come from Matt Olney of Stephens. Please go ahead.

Matt Olney
Hi, thanks. Good morning, guys.

Kevin Hanigan
Good morning, Matt.

Matt Olney
I wanted to ask you about the efficiency ratio now below 45%. I’m curious how you view the incremental operating leverage at the bank, not near term, more kind of longer term over the next few years.

Kevin Hanigan
Yes, when we got to 45, Mays came into my office since he is the-we’re all cost czars but he is the czar of all czars when it comes to managing cost for the company. He said, you know, boss, when we were at 50, you said you said we got to get to 49 and we did it. When we were at 49, you said we got to get to sub-45 and when we did it. Do you want to set a new number of 40? And I’m like, I’d love to. Let’s do some work on it. And that was I think on a Friday. He came back into my office Monday morning, he said, well, I worked on it this weekend and let me stand corrected, to get to 40 we’re going to need a lot of revenue growth.

So I think 43, 44 is probably our number where we stand today. And we can probably maintain that kind of number, but it takes a whole lot of growth for us to drive it down into the low 40s.

Matt Olney
Understood. Okay, thanks, guys.

Kevin Hanigan
You bet.

Operator
And once again, if you would like to ask a question, please press star then one. The next question will come from Gary Tenner of D.A. Davidson. Please go ahead.

Gary Tenner
Hey, guys, good morning.

Kevin Hanigan
Good morning.

Gary Tenner
I just wanted to ask one more question really on the deposit side with the prospective slowdown in loan growth at the back half of this year with the headwinds you had already discussed on energy and healthcare, do you take that opportunity to kind of slow play a little bit on the deposit side and keep those costs down? Or, do you work to get ahead a little bit looking at 2018 maybe as a better net growth year?

Kevin Hanigan
I really-and I know it’s going to seem like a cop-out of an answer and I’m going to let Mays fill in afterwards, but in our mind, that’s reality, if that becomes our reality, is a real push pull between the cost of getting ahead and not getting further ahead. I think what it does do, and we haven’t talked about this in terms of the deposit generation, about a year ago, we talked about we got into the insurance business. We hired a team out of another bank that’s very successful. And so far, they put $90 million worth of loans on the books. But where they came from, it was a really deposit rich business. It might have been $300 million in loans and over $500 million in deposits. And thus far, we don’t have any deposits out of those guys and that’s not surprising. It takes a while to undo deposit relationships and treasury management platforms and move them from bank A to bank B. But if this pause does anything, it allows us to bring those deposits over here.

And I think we’ve got a roomful of folks here. And if I was to ask the guys who knew the best, they would probably say we drag over $40 million of demand deposits out of that group between now and the end of the year. So that will be helpful. But beyond just trying to get ahead of it, we have a number of things that we’re working on. I’ve talked about the new treasury management platform. We’re working on some incentives, a shifting of how we pay bonuses to our relationship managers around here that will be geared more towards non-interest bearing deposits.

In all my 37 years, most of which I spent as a lender myself, I know one thing, if you want results out of a lender, you got to pay them for it. And if you switch their incentive, it’ll switch their behavior. So we’re going to switch incentives to switch behavior to drive more demand deposits into the institution.

Mays Davenport
Gary, the only thing I’d add, we were at like 98% loan to deposit ratio for the quarter, at the end of the quarter. We’re always trying to drive that number down, now the question is do you drive it down with corresponding deposits, and my answer is no. So, we’re out there trying to grow core deposits, and we’ll continue to do that no matter what. The spot where you would have some variability and you may say, okay, let’s pull back on that, would be in maybe the higher price corresponding deposits.

So, I’m always looking to trying to drive our cost of funds down, and if we don’t have the loan growth, and there may be some of those relationships you could say, hey, once you move it, because there’s plenty of other options for them to go put that money somewhere else with our competitor. But that would probably be the only area where we may pull back a little bit.

Gary Tenner
Okay, guys, thank you.

Operator
And ladies and gentlemen, this will conclude our question-and-answer session. I would like to turn the conference back over to Kevin Hanigan for his closing remarks.

CONCLUSION

Kevin Hanigan
Sure, thank you, and thank you all for dialing in today. Pretty solid quarter for us; we’re really pleased with the ROA, the efficiency ratio. We’re not happy that we haven’t resolved some more credits. That’s the key focus of the company. We intend to return ourselves to the top quartile, which is where we have historically played in terms of NPAs to assets, and that is job one between now and the end of the year. We will not be happy unless we get that done. So, I hope to be back here in 90 days reporting that we’re in whole lot better position in terms of resolving some of these credits.

So, between now and then, I’m sure we’ll see some of you out on the road, and look forward to seeing you when we’re out there. Thank you all.

Operator
Thank you. Ladies and gentlemen, the conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your lines. Thank you.